UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): May 28, 2009 (May 21, 2009)

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 21, 2009, an arbitrator awarded Spectrum Pharmaceuticals, Inc. (“Spectrum”) approximately $4.3 million in the dispute between Cell Therapeutics, Inc. (the “Company”) and Spectrum regarding the calculation of adjustments to the escrow amount relating to the Company’s sale of its 50% membership interest in RIT Oncology, LLC. Spectrum made the first payment totaling $6.5 million on March 2, 2009 and the sale of the Company’s 50% membership interest to Spectrum closed on March 15, 2009. The remaining $10.0 million of the total $16.5 million purchase price was deposited into an escrow account to be paid to the Company in two additional installments. On April 3, 2009, $6.5 million was released to the Company from this escrow account and the final installment of the $3.5 million, subject to an adjustment for certain liabilities and other obligations, was scheduled to be released to the Company on April 15, 2009. Spectrum disputed the amount of the adjustment and the final installment was not released to the Company. On April 10, 2009, the Company filed a demand for arbitration regarding Spectrum’s payment of the final installment. On April 22, 2009, Spectrum filed a cross-claim alleging that Spectrum was entitled to the entire amount held in escrow and that Spectrum was owed additional amounts by the Company. The arbitration was held on May 14, 2009. On May 21, 2009, the arbitrator ordered that the final installment of $3.5 million be released from the escrow account and distributed to Spectrum; additionally, the Company was ordered to pay $776,454 to Spectrum. Of these amounts, $3,203,671 was determined by the arbitrator to be outstanding “Excluded Liabilities” under the Limited Liability Company Interest Assignment Agreement entered into between Spectrum and the Company, dated March 15, 2009. Accordingly, Spectrum is responsible for paying certain liabilities incurred or to be incurred by the Company totaling $3,203,671, including an obligation payable to Bayer for a clinical trial. On May 22, 2009, the Company requested that the arbitrator reduce the amount due to reflect certain liabilities that had already been paid or were not owed. The Company’s request before the arbitrator is still pending. On May 26, 2009, the Company paid Spectrum $776,454.

In August 2007, the Company entered into an asset purchase agreement with Biogen Idec Inc. for the purchase of Zevalin (ibritumomab tiuxetan), a radiopharmaceutical product (“Zevalin”), for $10.0 million in addition to royalty payments based on the net product sales of Zevalin. On March 15, 2009, the Company had fully divested its interest in Zevalin to Spectrum for total gross sales proceeds of $31.5 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: May 28, 2009	By:	/s/ Louis A. Bianco
Louis A. Bianco Executive Vice President, Finance and Administration